                                                                   Exhibit 10.16

                     SEVERANCE AGREEMENT AND GENERAL RELEASE

         This Agreement is entered into this 29th day of December, 2000, in full and final settlement of all claims or potential claims, described more fully herein, between Richard T. Furlano on the one hand, and Judge Technical Services, Inc., JUDGE.com, Inc. and any corporate subsidiaries, predecessors, or successors (hereinafter referred to as "the Company") on the other hand.

         WHEREAS, Furlano has been an employee of the Company in various capacities, most recently the President of Judge Technical Services, Inc. for the past nine years; and

         WHEREAS, in the course of such employment Furlano regularly has access to highly confidential information and trade secrets; and

         WHEREAS, Furlano and the Company now wish to sever the employment relationship; and

         WHEREAS, the Company has an interest in protecting its confidential information and trade secrets; and

         WHEREAS, Furlano and the Company, wanting to avoid the expense and disruption of litigation, wish to enter into a full and final settlement of all potential claims either party may have against the other.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, it is AGREED as follows:

         1. Furlano agrees that he will not, for a period of twelve (12) months from the execution of this Agreement (such period not to include any periods(s) of violation or period(s) of time required for litigation to enforce the covenants herein) either directly or indirectly, on his own account or as agent, stockholder, employer, employee, consultant, for profit or not for profit, or otherwise in conjunction with any other person or entity be engaged in a "business in competition with the Company", or be employed by a "business in competition with the Company", nor will he solicit accounts, personnel, or engage in any other competitive activities and/or work for a "business in competition with the Company". For the purposes of this Agreement, the term "business in competition with the Company" shall mean any company that (i) provides permanent or contract staffing services in the IT, engineering, food or pharmaceutical industries, (ii) creates or distributes application software, internet web products or other products for "Vendor" management solutions, or
(iii) engages in internet or web-based recruiting services for the IT, engineering, food or pharmaceutical industries.. Furlano further agrees that he will not, for a "business in competition with the Company," service any customers the Company has done any business with during the preceding year.

         2. Furlano further agrees for two years from the execution of this Agreement, he will not solicit business for any "business in competition with the Company," from any persons or entity to whom the Company has sold its products or services or with whom Furlano has contacted or was aware was contacted as a potential or prospective client during the term of Furlano's employment.. In addition, with the exception of Brian Furlano, Megan Blue, Martin Judge, Eileen Sulpazo, Tara Bozarth, Dennis Judge, Jr., Michael Dunn, Patrick Ronen, or Jason Dulin, Furlano shall not willfully or intentionally socialize in person, by telephone, or in any other manner with the exception of life events such as weddings, funerals, birth of babies, etc. with any employee of the Company or its Affiliates for any reason for two years from the execution of this Agreement. Under no circumstances shall Furlano solicit, attempt to recruit, hire, direct or consult with, for profit or not for profit, any employee of the Company or its Affiliates other than Brian Furlano or Megan Blue with the intent or the effect of inducing or encouraging said employee to leave the employ of the Company or to breach other obligations to the Company. Furlano further acknowledges that it is the policy of the Company that all employees of the Company sign non-competition agreements and that the hiring of employees who have signed valid non-competition agreements may constitute tortious interference with contractual relations. To verify his compliance with Sections 1 and 2 of this Agreement, Furlano agrees to provide the Company's independent accounting firm with a copy of his federal and state tax returns for the years 2001 and 2002. The independent accounting firm shall provide a list only to the Chief Financial Officer of the Company of the sources of Furlano's additional income for said years.

         3. The Company shall pay Furlano a one-time lump sum payment of $51,923, less applicable taxes, constituting nine weeks of severance pay within fifteen (15) business days of the effective date of this Agreement.

         4. The Company shall pay Furlano the sum of $300,000 less applicable taxes, in accordance with the Company's regular payroll practices over a period of twelve months from the effective date of this Agreement, so long as Furlano abides by all terms of this Agreement, and in particular with Sections 1 and 2 contained herein.

         5. The Company shall pay Furlano the sum of $150,000 commencing one year from the effective date of this Agreement over the following twelve months, in accordance with the Company's payroll practices so long as Furlano abides
Section 2 contained herein.

         6. Upon the effective date of this Agreement, one hundred percent (100%) of Furlano's stock options shall immediately vest, which shall be exercisable for ninety (90) days from the effective date of this Agreement in accordance with the terms of the JUDGE.com Stock Option Plan.

         7. On the effective date of this Agreement, the Company shall put into escrow 150,000 shares of restricted common stock in Furlano's name. Furlano and the Company shall execute both a Restricted Share Agreement, attached hereto as Exhibit A (the "Restricted Share Agreement"), and an escrow agreement with a duly authorized escrow agent. Two years from the effective date of this Agreement, the shares shall be taken out of escrow and delivered to Furlano provided that Furlano has abided by all of the terms of this Agreement, and in particular with Sections 1 and 2 contained herein. In the event the Compensation Committee has determined that Furlano has breached the provisions of this Agreement, it shall provide notice in writing to Furlano, who shall have forty-eight (48) hours to respond to such charge before the Compensation Committee takes further action. Failure on the part of Furlano to abide by the terms of this Agreement (which failure continues following the forty eight (48) hour period), shall cause the shares to revert to the Company.

         8. The Company shall continue to pay the lease payment and Furlano shall keep the car leased by the Company until May, 2001 when the lease expires. Furlano shall return the car in accordance with the lease terms at the termination of the lease. At the termination of the lease, the Company shall pay Furlano $750 per month from April through December, 2001.

         9. Furlano and his dependents will no longer be entitled to benefits through the Company's health or dental plan and will waive benefits under Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA). Instead, the Company will reimburse Furlano the cost of a new benefit plan, up to a maximum of $750 per month for twelve months.

         10. It is understood and agreed that, by entering into this Agreement, neither the Company nor Furlano in any way admit any liability to the other party by reason of any other matter. This Agreement is not, and shall not be construed as, an admission by (i) the Company, or any of its respective directors, officers, employees, representatives or agents, of any unlawful conduct toward Furlano or (ii) Furlano of any unlawful conduct towards the Company.

         11. Furlano unconditionally releases the Company, its affiliates, subsidiaries, predecessors, successors, assigns, directors, officers, employees, attorneys, representatives and agents, from any and all claims of any kind, whether asserted or unasserted, known or unknown, that Furlano may ever have had or now has, against the Company, up to the date of this Agreement, including without limitation, any claims under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act; the Pennsylvania Human Relations Act; federal or state securities law; contract law, tort law and any common law or statutory cause of action whatsoever; and any claim for attorneys' fees and costs relating thereto. The Company unconditionally releases Furlano, his successors and assigns, from any and all claim of any kind, whether asserted or unasserted, known or unknown, that Company may have, ever had, or now has, against Furlano, up to the date of this Agreement including without limitation claims under law, tort law, any common law or statutory cause of action whatsoever, and any claims for attorneys fees and the costs relating thereto. In no event shall the provisions of this Paragraph 11 affect the rights of either party under this Agreement or the Restricted Share Agreement.

         12. Furlano agrees that neither he nor any person or entity acting on his behalf will file, charge, or claim or cause to be filed, charged or claimed against the Company, its respective affiliates, subsidiaries, predecessors, successors, assigns, directors, officers, employees, attorneys, representatives or agents, past or present, any action for damages or other relief (including injunctive, declaratory, and monetary relief) that involves any matter that occurred up to and including the date of this Agreement or that concerns any continuing effects of actions or practices that occurred up to and including the date of this Agreement or the implementation of any decisions already made. The Company agrees that neither it nor any person or entity acting on its behalf will file, charge or claim or cause to be filed, charged or claimed against Furlano, his successors and assigns, any action for damages or other relief (including injunctive, declaratory and monetary relief) that involves any matter that occurred up to and including the date of this Agreement, or that concerns any continuing affects of actions or practices that occurred up to and including the date of this Agreement or the implementation of any decisions already made. In no event shall the provisions of this Paragraph 12 affect the rights of either party under the terms of this Agreement or the Restricted Share Agreement.

         13. The parties will agree to issue a joint press release on this issue, and the parties agree that they will not speak disparagingly or make any negative statement about each other or discuss the separation other than to reiterate the facts contained in the press release.

         14. Furlano certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement; that he has consulted and thoroughly discussed all aspects of this Agreement with his attorneys; that he has had twenty one days to consider this Agreement before signing it and has had an additional seven days to revoke his consent hereto before the Agreement became effective; that he is voluntarily entering into this Agreement; and that the Company and its agents, representatives or attorneys, have not made any representations concerning the terms or effects of this Agreement other than those contained herein.

         15. Furlano acknowledges that he has had access to confidential information of the Company. Such confidential information includes but is not limited to any information regarding the Company, its affiliates, or any other party with which it has business dealings including corporate information, contractual arrangements, plans, strategies, tactics, policies, resolutions; marketing information including sales or product plans, strategies, tactics, methods, customers, prospects, financial information; operations information including trade secrets; technical information including computer software programs or data, personnel data, organization structure; and client information. Furlano agrees that upon this execution of this Agreement, he shall return all confidential information in any form and all written, printed, or electronic information that is the property or created under the auspices of the Company.

         16. Furlano recognizes that irreparable damage will result to the Company in the event of the violation of any covenant contained herein made by him, and Furlano agrees that in the event of such violation, the Company shall be entitled, in addition to its other legal or equitable remedies and damages, to temporary and permanent injunctive relief to restrain against such violations(s) thereof by him and by all other persons acting for or with him, including the cost of reasonable attorney's fees.

         17. The Compensation Committee shall be solely responsible for determining Furlano's compliance with Paragraphs 1 and 2 of this Agreement, which determination of compliance shall not be unreasonably or arbitrarily withheld. In the event the Compensation Committee determines a breach of this Agreement has occurred, it shall provide notice in writing to Furlano, who shall have forty-eight (48) hours to respond. Furlano has the right to seek the approval of the Compensation Committee before engaging in, as owner, employee, consultant, shareholder, or participating in any other manner in, a business to determine whether it would violate the provisions of Sections 1 or 2 of this Agreement. In the event of a dispute by the parties over compliance with the obligations contained in this Agreement, such dispute shall be subject to non-appealable binding arbitration as adjudicated by the American Arbitration Association in Montgomery County, Pennsylvania. Nothing contained herein prevents the parties from seeking injunctive relief in the event of a breach or threatened breach of this agreement.

         18. This Agreement is made and entered into in the Commonwealth of Pennsylvania, and shall in all respects be interpreted and enforced according to the laws of Pennsylvania. The language of this Agreement shall in all cases be construed as a whole and given its fair meaning, and shall not be construed strictly for or against any of the parties.

         19. If any of the provisions of this Agreement is ultimately deemed by a court of competent jurisdiction to be illegal, invalid, or unenforceable, such provision (s) shall be deleted and the remaining terms and provisions of this Agreement shall continue in full force and effect.

         20. This Agreement, consisting of four (4) pages plus the Restricted Share Agreement attached hereto, sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter hereof.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, Furlano and the Company have executed the foregoing Settlement Agreement and General Release.

         Executed this 29th day of December, 2000.

/s/ Richard T. Furlano
----------------------
Richard T. Furlano

Sworn to and subscribed before me this
29th day of December, 2000.

/s/ Mary D. Ciocca
-------------------
Notary Public

JUDGE. com, INC.

By: /s/ Martin E. Judge, Jr.
    ------------------------

JUDGE TECHNICAL SERVICES, INC.

By: /s/ Martin E. Judge, Jr.
    ------------------------